Exhibit 99.1


                 Jack in the Box Inc. Exceeds Fourth
 Quarter Earnings Forecast and Reports Record Profit for Fiscal Year
                                 2007

  Issues Guidance for FY2008 and Updates Three-Year Business Outlook


    SAN DIEGO--(BUSINESS WIRE)--Nov. 16, 2007--Jack in the Box Inc. (NYSE:JBX) beat fourth-quarter earnings expectations with net income of $27.0 million, or 43 cents per diluted share, for the quarter ended Sept. 30, 2007, compared with $33.2 million, or 46 cents per diluted share, for the same quarter in 2006. (All per share and share amounts in this news release reflect the 2-for-1 split of the company's common stock, effected in the form of a 100 percent stock dividend on Oct. 15, 2007.) Year-ago earnings per diluted share included a 12 cents benefit from refranchising the company's 25 Jack in the Box(R) restaurants in Hawaii and a 2 cents reduction from the cumulative effect of an accounting change.

    For fiscal 2007, net earnings reached a record $126.3 million, or $1.88 per diluted share, which included a third-quarter benefit of 4 cents per diluted share from an insurance recovery. Fiscal 2006 earnings were $108.0 million, or $1.50 per diluted share.

    Fourth quarter earnings exceeded by 5 cents the high end of the range previously forecast by the company and analysts' First Call consensus estimate - 38 cents - due primarily to the following, in approximate amounts:

    -- +4 cents due primarily to higher sales and leverage on improved labor efficiencies and other fixed costs, and lower SG&A expense; and

    -- +1 cent from fewer shares outstanding due to stock repurchases during the quarter, net of higher interest expense.

    "Jack in the Box Inc. has now delivered earnings per share growth of more than 20 percent for three consecutive years," said Linda A. Lang, chairman and chief executive officer. "Our sales and earnings growth has been a result of our success in repositioning the Jack in the Box brand to appeal to a broader base of consumers."

    Fourth quarter and fiscal year financial highlights

    Same-store sales at Jack in the Box company restaurants increased
5.2 percent in the fourth quarter on top of a year-ago increase of 5.9 percent. Approximately 2 percent of this year's improvement was due to price increases. For the full year, same-store sales at Jack in the Box company restaurants increased 6.1 percent on top of a year-ago increase of 4.8 percent. Approximately 1.3 percent of the full year's improvement was due to price increases. Average annual unit volume at Jack in the Box company restaurants was $1.43 million in fiscal 2007 versus $1.36 million in fiscal 2006.

    System same-store sales at Qdoba Mexican Grill(R) increased 5.8 percent in the fourth quarter on top of a year-ago increase of 4.5 percent. For the full year, system same-store sales were up 4.6 percent at Qdoba on top of a fiscal 2006 increase of 5.9 percent. Average annual unit volume at Qdoba company restaurants was $1.04 million in fiscal 2007 versus $1.0 million last year.

    Restaurant operating margin was 17.4 percent of sales in the fourth quarter compared with 17.8 percent a year ago. Commodity costs increased 180 basis points in 2007, but the impact on restaurant operating margin was largely offset by fixed cost leverage from higher sales this year, along with labor efficiencies and profit improvement program initiatives. For fiscal 2007, restaurant operating margin improved to 17.9 percent of sales versus 17.5 percent a year ago, overcoming a 60-basis-points increase in commodity costs partially offset by fixed cost leverage from higher sales in 2007, labor efficiencies, profit improvement program initiatives, and lower costs for utilities.

    SG&A expense rate in the fourth quarter improved to 10.7 percent of revenues compared with 11.4 percent last year, due primarily to leverage from higher sales and franchise revenues, lower pension expense, profit improvement program initiatives and the impact of the company's refranchising strategy. For the year, SG&A expense rate improved 80 basis points to 10.2 percent of revenues, due primarily to the same reasons cited above and the third-quarter insurance recovery.

    Jack in the Box opened 28 new restaurants, including 5 franchised locations, in the fourth quarter compared with 17 restaurants, including 3 franchised locations, last year. Qdoba opened 27 restaurants, including 20 franchised locations, in the fourth quarter versus 21 restaurants, including 17 franchised locations, last year. For the year, Jack in the Box added 58 new restaurants, including 16 franchised locations, versus 36 restaurants last year, which included 7 franchised locations. The increase in restaurant openings exceeded by 8 the high end of the range forecast by the company due to the accelerated opening of restaurants that were projected to open in the first quarter of fiscal 2008.

    Qdoba added 87 new restaurants, including 77 franchised locations, in fiscal 2007 compared with 71 restaurants, including 58 franchised locations, a year ago. At Sept. 30, the company's system total comprised 2,132 Jack in the Box restaurants, including 696 franchised locations and 60 with Quick Stuff(R) convenience stores, and 395 Qdoba restaurants, including 305 franchised locations.

    Gains on sale of 24 company-operated Jack in the Box restaurants to franchisees totaled $12.2 million in the fourth quarter compared with $22.2 million in the year-ago quarter from the sale of 35 restaurants, which included approximately $15 million in gains from the sale of the company's 25 Hawaiian locations. The difference in average gains is related to the specific sales and cash flows of restaurants sold. For fiscal 2007, gains on sale of 76 company-operated restaurants to franchisees totaled $39.3 million compared with $42.0 million in fiscal 2006 from the sale of 82 restaurants.

    Capital expenditures were $47.2 million in the fourth quarter compared with $53.2 million in the same quarter last year. For the full year, capital expenditures totaled $154 million versus $150 million in fiscal 2006.

    Treasury highlights

    In the fourth quarter, stockholders approved an amendment to the company's certificate of incorporation to increase the total number of shares of common stock that Jack in the Box Inc. is authorized to issue, to 175 million shares from 75 million shares, and in the first quarter of fiscal 2008 the company successfully effected a 2-for-1 split of its common stock.

    Jack in the Box Inc. repurchased approximately 1.6 million shares of its common stock in the fourth quarter, prior to the stock split, for approximately $100 million, thereby completing a repurchase program authorized by the company's board of directors in 2005.

    The company said today that its board of directors has authorized a new $200 million program to repurchase shares of Jack in the Box Inc. common stock at prevailing market prices, in the open market or in private transactions, from time to time, over the next three years.

    New market expansion

    Jack in the Box expanded into a new contiguous company market in the fourth quarter - Corpus Christi, Texas. The first restaurant there generated record opening-week sales for the company, and sales continue to exceed expectations. A second restaurant in Corpus Christi opened last week, and additional locations are slated to open in 2008.

    Earlier this week, Jack in the Box expanded into a second new contiguous company market - Denver - and in 2008, franchisees are expected to open Jack in the Box restaurants in three new contiguous markets: Albuquerque, N.M., Midland/Odessa, Texas, and Abilene/San Angelo, Texas.

    Fourth quarter initiatives

    The company attributed the sales growth in fiscal 2007 largely to the progress made in reinventing the Jack in the Box brand through sweeping upgrades to its menu and by improving the guest experience through service initiatives and enhancements to the restaurant environment. Following are highlights for the quarter:

    -- Jack in the Box added the Sirloin Steak & Egg Burrito, which features a flour tortilla stuffed with 100% sirloin steak, shredded cheddar and pepper jack cheeses, scrambled eggs and hash browns, topped with a chipotle sauce and served with a side of fire-roasted salsa. In 2007, Jack in the Box was the first major quick-serve chain to add sirloin steak to its menu, and during the year the company introduced several products featuring this high-quality ingredient.

    -- As a complement to its line of real ice cream shakes, Jack in the Box introduced Real Ice Cream Floats, refreshing beverages featuring vanilla ice cream mixed with a choice of soda, including Barq's(R) Root Beer, Dr Pepper(R) and Fanta(R) orange. To support the new product line, which began selling in July, Jack in the Box launched a limited-time promotion to "Float Your Combo," whereby guests could upgrade their combo meal beverages with a Real Ice Cream Float for a slight charge.

    Jack in the Box continues to re-image restaurants with a comprehensive program that includes a complete redesign of the dining room and common areas. Finishes include ceramic tile floors, a mix of seating styles ranging from booths and bars to high-top round tables, decorative pendant lighting, graphics and wall collages, music, new paint schemes and landscaping. The company re-imaged 187 restaurants during the year, and franchisees re-imaged another 13 locations. Since the current re-image program was approved last year, approximately 350 company and franchised Jack in the Box restaurants have been re-imaged. The entire Jack in the Box system, including franchised locations, is expected to be re-imaged over the next 3-4 years.

    Strategic plan update

    In September, the company's board of directors approved the continuation of the strategic plan for Jack in the Box Inc. and the following four key initiatives comprising that updated plan:

    -- Growth - To grow earnings, same-store sales, and other key operating and financial metrics, as well as expand the Jack in the Box and Qdoba brands. Both brands will continue to fill in existing markets, with Jack in the Box also adding units in new contiguous markets and Qdoba adding units in contiguous and new markets.

    -- Brand reinvention - To differentiate Jack in the Box from the competition and deliver a restaurant experience superior to that typically found in the QSR segment by holistically reinventing the brand. Brand reinvention focuses on major improvements in the following areas:



          -- Menu innovation. Jack in the Box will continue to differentiate its menu from the competition and broaden the brand's consumer appeal by developing new products that are unique to the QSR segment, such as burgers and sandwiches featuring premium ingredients like hearth-baked ciabatta bread and sirloin steak. Added to the menu in fiscal 2007, sirloin steak is a high-quality ingredient that can serve as a platform to launch additional innovative products.

          -- Enhanced restaurant environment. In the next 3-4 years, the entire Jack in the Box system, including franchised locations, will be re-imaged with a comprehensive program that includes a complete redesign of dining rooms and common areas as well as new paint schemes, landscaping and other exterior enhancements. In markets where all restaurants were re-imaged, the company is seeing positive sales trends and higher attribute ratings.

          -- Service improvements. To improve the level and consistency of guest service, Jack in the Box will continue to build upon recent internal-service initiatives at company restaurants to help attract higher-quality applicants for team member positions, which can ultimately improve productivity, maximize retention, and reduce training costs. These initiatives include access to affordable healthcare for all full- and part-time team members, an ESL (English-as-a-second-language) program for Spanish-speaking restaurant employees, and computer-based training. Additionally, the chain will leverage new technologies to improve speed of service and guest satisfaction. As an example, in 2007 the company equipped all restaurants with "contactless" credit-card readers, enabling guests to pay at the front counter or drive-thru simply by holding their cards in front of the device. The company is also testing self-serve kiosks, which offer guests an alternative method of ordering inside Jack in the Box restaurants. And outside restaurants, at certain high-volume locations, team members positioned near the drive-thru menu board process drive-thru orders utilizing a portable wireless communications device.



    -- Expand franchising - To continue expanding franchise operations to generate higher margins and returns for the company, while mitigating business-cost and investment risks. The company's long-term goal is to increase the percentage of franchise ownership by approximately 5 percent annually and move toward an ultimate goal of franchise ownership in the range of 70-80 percent, which would be more closely aligned with that of the QSR industry. The Jack in the Box system is currently approximately 33 percent franchised.

    -- Improve the business model - To improve restaurant profitability and returns and increase the long-term value of the business as Jack in the Box transitions to a new business model comprised of predominantly franchised restaurant locations. The company will also focus on profit improvement initiatives to reduce G&A and improve operating margins without negatively impacting the guests' experience. Other initiatives include a new restaurant prototype featuring a re-engineered kitchen.

    Guidance & three-year business outlook (in approximate amounts)

    Jack in the Box Inc. today announced changes to the guidance it will issue on an annual and quarterly basis. The company will provide full-year detail on company and restaurant operations, as well as a longer-term, three-year outlook. The company will also provide additional detail on key performance metrics. The company will discontinue its practice of updating quarterly earnings guidance, although it will continue providing quarterly same-store sales forecasts. Unless otherwise noted, the following guidance and underlying assumptions pertain to the fiscal year ending Sept. 28, 2008:

    Q1 guidance

    -- 2-3 percent same-store sales increase at Jack in the Box company restaurants on top of a 5.6 percent increase in the year-ago quarter.

    -- 4-6 percent same-store sales increase at Qdoba system restaurants on top of a 4.1 percent increase in the year-ago quarter.

    Fiscal year 2008 guidance

    -- $1.98-2.06 per diluted share in earnings. Included in the range is the estimated impact of the company's $25,000 contribution to franchisees for each re-imaged restaurant completed on schedule and to standard (-4 cents); facility charges arising from kitchen enhancements and acceleration of the restaurant re-image program (-6 cents); and a higher tax rate (-5 cents).

    -- 2-4 percent same-store sales increase at Jack in the Box company restaurants on top of a 6.1 percent increase in fiscal 2007.

    -- 4-6 percent same-store sales increase at Qdoba system restaurants.

    -- 35-45 new Jack in the Box restaurants, including 13-17 franchised locations.

    -- 75-90 new Qdoba restaurants, including 60-70 franchised locations.

    -- $45-48 million in gains from the sale of 100-120 Jack in the Box restaurants to franchisees, with approximately $60-70 million in cash flow resulting from the sales.

    --  350-400 re-imaged Jack in the Box restaurants, including
        100-150 franchised locations, with a projected completion of the re-image program in 3-4 years.

    -- $175-185 million in capital expenditures, including investment costs related to the Jack in the Box restaurant re-image program and kitchen enhancements.

    --  SG&A expense rate at approximately 10 percent of revenue.

    --  Tax rate of approximately 37-37.5 percent.

    Long-term goals (fiscal years 2009-2011)

    -- Earnings growth of 12-15 percent per year, with continued focus on improving returns on invested capital.

    -- Same-store-sales growth of 2-4 percent annually at Jack in the Box restaurants.

    -- Same-store-sales growth of 3-5 percent annually at Qdoba restaurants.

    -- Sale of approximately 110-130 Jack in the Box restaurants to franchisees annually, generating gains of $45-55 million per year, with approximately $65-75 million in cash flow resulting from the sales. By 2011, the Jack in the Box system is expected to be approximately 55 percent franchised.

    -- Capital expenditures are estimated to decrease by approximately $10-20 million per year until 2010 or 2011 when the company completes the restaurant re-image program, at which time annual capital expenditures are expected to return to historical levels of approximately $125 million or less.

    First-quarter initiatives

    Among the company's first-quarter marketing events are the following:

    -- In October, Jack in the Box introduced a new Bold Roast Coffee, a full-bodied brew featuring a European roast of 100 percent Arabica beans. Available in regular and decaf and served in two sizes, the new java blends coffeehouse quality with fast-food value and convenience.

    -- Later this month, Jack in the Box will introduce a new version of its popular line of holiday antenna balls that the chain will offer free for a limited time with the purchase of any sirloin burger combo. The new holiday ball, which sports a string of miniature lights on Jack's pointy yellow hat and a green garland collar, comes with a plastic post attached to a suction cup, enabling guests more flexibility in displaying the antenna topper.

    -- In December, Jack in the Box will expand its line of sirloin steak products with the Sirloin Steak Melt, a cheesesteak-style sandwich featuring marinated sirloin steak and three kinds of melting cheese topped with grilled onions and peppercorn mayo and served on grilled sourdough bread.

    -- In January, Jack in the Box will add a new flavor, Cherry Chip Bliss, to its lineup of shakes. The new shake will feature the chain's signature vanilla ice cream mixed with pieces of real cherry and chocolaty chips, and served with creamy whipped topping and a maraschino cherry.

    -- Jack in the Box will also debut a new "Smart Choice" logo to help direct guests to lighter menu options. Two new menu additions bearing the Smart Choice logo will be: Grilled Chicken Strips and a revamped Chicken Fajita Pita sandwich featuring a pita made with whole grain. The Grilled Chicken Strips feature a serving of four all white-meat chicken strips and are served with a side of teriyaki dipping sauce. The Chicken Strips have only 190 calories without the sauce and 260 calories and 2 grams of fat with one serving of sauce. The Chicken Fajita Pita, a staple on the chain's menu for 20 years, has 300 calories, and the new pita contains 16 grams of whole grain per serving.

    -- Also in January, Jack in the Box will launch a limited-time, bundled-meal promotion to drive traffic.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE: JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,100 restaurants in 18 states. The company also operates a proprietary chain of convenience stores called Quick Stuff(R), with 60 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill(R), a leader in fast-casual dining, with more than 400 restaurants in 39 states. For more information, visit www.jackinthebox.com.

    Safe harbor statement

    This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company's actual results to differ materially from those expressed in the forward-looking statements. These factors are discussed in the company's annual report on Form 10-K and its periodic reports on Forms 10-Q filed with the Securities Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The information in this press release is as of Nov. 15, 2007. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.



                 JACK IN THE BOX INC. AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)

                           Twelve Weeks Ended     Fiscal Year Ended
                           ------------------- -----------------------
                           Sept. 30,  Oct. 1,   Sept. 30,    Oct. 1,
                             2007      2006       2007        2006
----------------------------------------------------------------------

Revenues:
 Restaurant sales          $496,052  $485,199  $2,150,985  $2,100,955
 Distribution and other
  sales                     147,578   134,748     585,107     512,907
 Franchised restaurant
  revenues                   34,786    28,544     139,886     109,741
                           --------- --------- ----------- -----------
                            678,416   648,491   2,875,978   2,723,603
                           --------- --------- ----------- -----------
Operating costs and
 expenses:
 Restaurant costs of sales  162,169   149,746     683,872     654,659
 Restaurant operating
  costs                     247,792   248,865   1,082,178   1,078,029
 Distribution and other
  costs of sales            145,649   132,481     579,132     505,991
 Franchised restaurant
  costs                      13,947    10,926      56,491      44,456
 Selling, general and
  administrative expenses    72,807    73,945     293,881     300,819
 Gains on sale of company-
  operated restaurants      (12,222)  (22,217)    (39,261)    (42,046)
                           --------- --------- ----------- -----------
                            630,142   593,746   2,656,293   2,541,908
                           --------- --------- ----------- -----------

Earnings from operations     48,274    54,745     219,685     181,695

Interest expense, net         6,480     1,960      23,354      12,075
                           --------- --------- ----------- -----------

Earnings before income
 taxes and cumulative
 effect of accounting
 change                      41,794    52,785     196,331     169,620

Income taxes                 14,796    18,561      70,027      60,545
                           --------- --------- ----------- -----------

Earnings before cumulative
 effect of accounting
 change                      26,998    34,224     126,304     109,075

Cumulative effect of
 accounting change, net           -    (1,044)          -      (1,044)
                           --------- --------- ----------- -----------

Net earnings               $ 26,998  $ 33,180  $  126,304  $  108,031
                           ========= ========= =========== ===========

Net earnings per share -
 basic:
 Earnings before
  cumulative effect of
  accounting change        $   0.44  $   0.49  $     1.93  $     1.57
 Cumulative effect of
  accounting change, net          -     (0.02)          -       (0.02)
                           --------- --------- ----------- -----------
 Net earnings per share    $   0.44  $   0.47  $     1.93  $     1.55
                           ========= ========= =========== ===========

Net earnings per share -
 diluted:
 Earnings before
  cumulative effect of
  accounting change        $   0.43  $   0.48  $     1.88  $     1.52
 Cumulative effect of
  accounting change, net          -     (0.02)          -       (0.02)
                           --------- --------- ----------- -----------
 Net earnings per share    $   0.43  $   0.46  $     1.88  $     1.50
                           ========= ========= =========== ===========

Weighted-average shares
 outstanding:
 Basic                       60,836    70,460      65,314      69,888
 Diluted                     62,550    72,432      67,263      71,834




                JACK IN THE BOX INC. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                                 Sept. 30,   Oct. 1,
                                                    2007       2006
----------------------------------------------------------------------

                     ASSETS

Current assets:
 Cash and cash equivalents                       $   15,702 $  233,906
 Accounts and other receivables, net                 41,091     30,874
 Inventories                                         46,933     41,202
 Other current assets                               124,340     97,148
                                                 ---------- ----------
  Total current assets                              228,066    403,130
                                                 ---------- ----------

Property and equipment, net                         952,168    914,776

Other assets, net                                   202,588    202,555
                                                 ---------- ----------

  TOTAL                                          $1,382,822 $1,520,461
                                                 ========== ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current maturities of long-term debt            $    5,787 $   37,539
 Other current liabilities                          321,029    301,379
                                                 ---------- ----------
  Total current liabilities                         326,816    338,918
                                                 ---------- ----------

Long-term debt, net of current maturities           427,516    254,231

Other long-term liabilities                         213,933    216,427
                                                 ---------- ----------
  Total liabilities                                 968,265    809,576
                                                 ---------- ----------

Stockholders' equity                                414,557    710,885
                                                 ---------- ----------

  TOTAL                                          $1,382,822 $1,520,461
                                                 ========== ==========



    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2291
             Division Vice President, Corporate Communications brian.luscomb@jackinthebox.com www.jackinthebox.com